Exhibit 99.1

Rex Energy Reports Third Quarter 2017 Financial and Operational Results

STATE COLLEGE, PA., November 14, 2017 (GLOBE NEWSWIRE) – Rex Energy Corporation (Nasdaq: REXX) today announced its third quarter 2017 financial and operational results.

•	In Butler Legacy, placed four-well Wilson pad into sales; initial 24-hour average sales rate per well of ~10.9 MMcfe/d

•	In Moraine East, the two-well Frye pad produced at an average 30-day sales rate per well of 8.5 MMcfe/d with 56% liquids

•	Production volumes from the third quarter of 2017 were 182.0 MMcfe/d, including 38% from liquids

•	Fourth quarter 2017 production expected to increase 10% sequentially, at midpoint of guidance

•	Realized C3+ NGL pricing, before cash-settled derivatives, improved to $29.62/bbl in 3Q17 vs. $16.48/bbl in the prior year quarter and was 61% of NYMEX

•	Realized natural gas basis differential including the impact of basis hedges improved to $(0.27)/mcf compared to $(1.15) last year, a 77% improvement

•	LOE per Mcfe to improve 5% - 10% in 4Q17 vs. 3Q17

•	Commodity revenues, including cash-settled derivatives, increased 29% during the third quarter of 2017, year-over-year

“The third quarter of 2017 was a very busy quarter for Rex Energy, as we are nearing an inflection point for our projected production and EBITDAX growth going into 4Q17,” said Tom Stabley, President and Chief Executive Officer. “During the quarter, we saw full utilization of our Gulf Coast transportation and improved liquids pricing, leading to strong realizations for both natural gas and C3+ production streams, a trend we see continuing. Finally, with the continued high level of operational activity during the fourth quarter, we anticipate that production in our Butler Operated Area will continue to grow and allow us to reach our targeted exit rates.”

Operational Update

Legacy Butler Operated Area

In the Legacy Butler Operated Area, the company placed into sales the four-well Wilson pad. The four wells were drilled to an average lateral length of approximately 9,300 feet and were completed in an average of 51 stages. The four wells produced at an initial 24-hour average sales rate per well of 10.9 MMcfe/d, consisting of 6.9 MMcf/d of natural gas and 721 bbls/d of NGLs. The four wells have a lower BTU rate than other areas of the Legacy Butler Operated Area, but the timing of these wells being placed into sales and the extended lateral lengths are expected to yield strong returns in the current natural gas price environment.

Moraine East Area

In the Moraine East Area, the company drilled four gross (four net) wells, completed six gross (3.4 net) wells and placed into sales twelve gross (6.5 net) wells in the third quarter of 2017. In addition, the company had seven gross (5.5 net) wells awaiting completion at the end of the third quarter.

As previously reported, the company placed the two-well Frye pad into sales during the third quarter. The two wells produced at an average 24-hour sales rate per well, assuming full ethane recovery, of 9.4 MMcfe/d. The two wells have gone on to produce at an average 30-day sales rate per well of 8.5 MMcfe/d, consisting of 3.7 MMcf/d of natural gas, 747 bbls/d of NGLs and 48 bbls/d of condensate. The two Frye wells were completed using the company’s optimized completion design, continue their strong performance to date. Comparing the two Frye wells to their expected type curve, both wells are currently outperforming their respective type curves.

The company finished completing the three-well Manuel pad, which was drilled to an average lateral length of approximately 6,750 feet and completed in an average of 41 stages. The three wells are expected to be placed into sales in early December 2017.

Warrior North Area

In the Warrior North Area, the company has begun completing the three-well Jenkins pad. The three wells were drilled to an average lateral length of approximately 6,500 feet. The wells are expected to be completed at the end of the fourth quarter of 2017 and placed into sales in January 2018. The three existing wells on the Jenkins pad, which account for approximately 2.6 MMcfe/d of production, will be shut in during the completion and initial flow back of the three new Jenkins wells.

In addition, the company began drilling the seven-well Goebeler pad and is currently drilling the fifth of seven wells on the pad. The seven wells are expected to be drilled to an average lateral length of approximately 7,500 feet and placed into sales in the second quarter of 2018.

The combination of the three-well Jenkins pad and seven-well Goebeler pad will be the primary driver for the company’s 2018 condensate growth rate of 150% - 175%.

Third Quarter Financial Results

Commodity revenues, including settlements from derivatives, for the three and nine months ended September 30, 2017 were $46.6 million and $140.6 million, respectively, which represents an increase of 29% and 14% over the same periods in 2016. Commodity revenues from natural gas liquids (NGLs) and condensate, including settlements from derivatives, represented 41% of total commodity revenues for the three months ended September 30, 2017.

Lease operating expense (LOE) from continuing operations was $30.6 million, or $1.83 per Mcfe for the third quarter. For the nine months ended September 30, 2017, LOE was approximately $88.9 million, or $1.83 per Mcfe. General and administrative (G&A) expenses from continuing operations were $4.6 million for the third quarter of 2017, or $0.28 per Mcfe. For the nine months ended September 30, 2017, G&A expenses from continuing operations were $13.4 million, or $0.28 per Mcfe. Cash G&A expenses from continuing operations (a non-GAAP measure) for the three months ended September 30, 2017 were $4.2 million, or $0.25 per Mcfe. For the nine months ended September 30, 2017, cash G&A expenses from continuing operations (a non-GAAP measure) were $12.5 million, or $0.26 per Mcfe. The company expects substantial reductions, on a per unit basis, for LOE in the fourth quarter of 2017.

Net loss attributable to common shareholders for the three months ended September 30, 2017 was $47.1 million, or $4.76 per basic share. Net loss attributable to common shareholders for the nine months ended September 30, 2017 was $55.2 million, or $5.60 per basic share. Adjusted net loss, a non-GAAP measure, for the three months ended September 30, 2017 was $9.9 million, or $1.00 per share. Adjusted net loss for the nine months ended September 30, 2017 was $24.6 million, or $2.50 per share.

EBITDAX from continuing operations, a non-GAAP measure, was $11.9 million for the third quarter of 2017 and $39.9 million for the nine months ended September 30, 2017, representing increases of 163% and 25% over the same periods in 2016, respectively.

Reconciliations of adjusted net loss to GAAP net loss, EBITDAX to GAAP net loss and G&A to cash G&A for the three and nine months ended September 30, 2017, as well as a discussion of the uses of each measure, are presented in the appendix of this release.

Production Results and Price Realizations

Third quarter 2017 production volumes from continuing operations were 182.0 MMcfe/d, consisting of 112.0 MMcf/d of natural gas, 5.1 Mbbls/d of C3+ NGLs, 6.0 Mbbls/d of ethane and 0.7 Mbbls/d of condensate. NGLs (including ethane) and condensate accounted for 38% of net production for the third quarter of 2017. The company exceeded production guidance through strong operating efficiencies which allowed for earlier turn inline dates for the Shields and Mackrell pads in the Moraine East Area.

Including the effects of cash-settled derivatives, realized prices for the three months ended September 30, 2017 were $2.66 per Mcf for natural gas, $23.44 per barrel for C3+ NGLs, $10.14 per barrel for ethane and $44.47 per barrel for condensate. Before the effects of hedging, realized prices for the three months ended September 30, 2017 were $2.52 per Mcf for natural gas, $29.62 per barrel for C3+ NGLs, $10.28 per barrel for ethane and $42.00 per barrel for condensate.

Including the effects of cash-settled derivatives, realized prices for the nine months ended September 30, 2017 were $2.83 per Mcf for natural gas, $23.40 per barrel for C3+ NGLs, $9.95 per barrel for ethane and $45.02 per barrel for condensate. Before the effects of hedging, realized prices for the nine months ended September 30, 2017 were $2.87 per Mcf for natural gas, $27.82 per barrel for C3+ NGLs, $9.93 per barrel for ethane and $43.58 per barrel for condensate.

Third Quarter 2017 Capital Investments

For the third quarter of 2017, net operational capital investments were approximately $25.1 million. The company expects to be reimbursed by joint development partners for approximately $5.9 million of previously incurred costs that were not billed until the fourth quarter of 2017. Capital investments in the third quarter of 2017 funded the drilling of seven gross (seven net) wells, fracture stimulation of six gross (3.4 net) wells and other projects related to drilling and completing wells in the Appalachian Basin. Net operated capital expenditures for the full-year 2017 are still expected to be within the range of the company’s previously issued guidance of $115.0 million - $130.0 million.

Liquidity Update

As of September 30, 2017, the company had approximately $3.2 million of cash on hand and outstanding borrowings under its term loan credit agreement of approximately $155.5 million with an additional $32.2 of undrawn letters of credit outstanding. As of September 30, 2017, the company had approximately $112.3 million of undrawn availability under its tern loan credit agreement.

Fourth Quarter and Full Year 2017 Guidance

Rex Energy is providing guidance for the fourth quarter of 2017 and maintaining its full-year 2017 guidance ($ in millions). The company’s fourth quarter 2017 production guidance accounts for the approximately 2.6 MMcfe/d of production shut-in due to the completion and initial flowback of the three-well Jenkins pad in Warrior North. In addition, the company is maintaining its year-end 2017 exit rate production growth rate guidance of 15% - 20% upon the commissioning of its fourth compressor in the Moraine East Area.

	4Q2017	Full Year 2017
Production	195.0 - 205.0 MMcfe/d	180.0 – 190.0 MMcfe/d
LOE ($/Mcfe)	$1.65 - $1.75	$1.70 - $1.80
Cash G&A ($/Mcfe)	$0.21 - $0.26	$0.20 - $0.25
Operational Capital Expenditures(1)	—	$115.0 - $130.0 MMcfe/d

(1)	Land acquisition expense and capitalized interest are not included in the operational capital expenditures budget

Conference Call Information

Management will host a live conference call and webcast on Wednesday, November 15, 2017 at 10:00 a.m. Eastern to review third quarter 2017 financial results and operational highlights. The telephone number to access the conference call is (866) 437-1772.

About Rex Energy Corporation

Headquartered in State College, Pennsylvania, Rex Energy is an independent oil and gas exploration and production company with its core operations in the Appalachian Basin. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

Forward-Looking Statements

Except for historical information, all statements made in this release, including those relating to the timing and nature of development plans; drilling and completion schedules; anticipated fracture stimulation activities; expected dates for placement of wells into sales; and our financial guidance for fourth quarter and full year 2017 are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may contain words such as “expected”, “expects”, “scheduled”, “planned”, “plans”, “anticipates” or similar words, and are based on management’s experience and perception of historical trends, current conditions, and anticipated future developments, as well as other factors believed to be appropriate. We believe these statements and the assumptions and estimates contained in this release are reasonable based on information that is currently available to us. However, management’s assumptions and the company’s future performance are subject to a wide range of business risks and uncertainties, both known and unknown, and we cannot assure that the company can or will meet the goals, expectations, and projections included in this release. Any number of factors could cause our actual results to be materially different from those expressed or implied in our forward looking statements, including (without limitation):

•	economic conditions in the United States and globally;

•	domestic and global supply and demand for oil, NGLs, and natural gas;

•	realized prices for oil, natural gas and NGLs and volatility of those prices;

•	the adequacy and availability of capital resources, credit and liquidity, including, but not limited to, access to additional borrowing capacity and our inability to generate sufficient cash flow from operations to fund our capital expenditures and meet working capital needs;

•	our ability to comply with restrictions imposed by our term loan credit agreement, secured and unsecured indentures, and other existing and future financing arrangements;

•	our ability to service our outstanding indebtedness;

•	impairments of our natural gas, NGL and condensate asset values due to declines in commodity prices;

•	conditions in the domestic and global capital and credit markets and their effect on us;

•	new or changing government regulations, including those relating to environmental matters, permitting or other aspects of our operations;

•	the willingness and ability of the Organization of Petroleum Exporting Countries to set and maintain oil price and production controls;

•	the geologic quality of our properties with regard to, among other things, the existence of hydrocarbons in economic quantities;

•	uncertainties inherent in the estimates of our natural gas, NGL and condensate reserves;

•	our ability to increase natural gas, NGL and condensate production and income through exploration and development;

•	drilling and operating risks;

•	counterparty credit risks;

•	the success of our drilling techniques in both conventional and unconventional reservoirs;

•	the success of the secondary and tertiary recovery methods we utilize or plan to employ in the future;

•	the number of potential well locations to be drilled, the cost to drill, and the time frame within which they will be drilled;

•	the ability of contractors to timely and adequately perform their drilling, construction, well stimulation, completion and production services;

•	the availability of equipment, such as drilling rigs, and infrastructure, such as transportation, pipelines, processing and midstream services;

•	the effects of adverse weather or other natural disasters on our operations;

•	competition in the oil and gas industry in general, and specifically in our areas of operations;

•	changes in our drilling plans and related budgets;

•	the success of prospect development and property acquisitions;

•	the success of our business and financial strategies, and hedging strategies;

•	uncertainties related to the legal and regulatory environment for our industry and our own legal proceedings and their outcome; and

•	our ability to maintain the listing of our securities on the NASDAQ Capital Market or any other exchange on which our securities trade

We undertake no obligation to publicly update or revise any forward-looking statements. Further information on the company’s risks and uncertainties is available in our filings with the Securities and Exchange Commission and we strongly encourage investors to review those filings.

*        *        *         *        *

For more information contact:

Investor Relations

(814) 278-7130

InvestorRelations@rexenergycorp.com

REX ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

($ in Thousands, Except Share and Per Share Data)

	September 30, 2017 (Unaudited)	December 31, 2016
ASSETS
Current Assets
Cash and Cash Equivalents	$3,234	$3,697
Accounts Receivable	25,167	25,448
Taxes Receivable	48	211
Short-Term Derivative Instruments	3,904	1,873
Inventory, Prepaid Expenses and Other	3,524	2,546

Total Current Assets	35,877	33,775
Property and Equipment (Successful Efforts Method)
Evaluated Oil and Gas Properties	1,022,857	1,053,461
Unevaluated Oil and Gas Properties	201,331	215,794
Other Property and Equipment	22,100	21,401
Wells and Facilities in Progress	46,814	21,964
Pipelines	16,803	18,029

Total Property and Equipment	1,309,905	1,330,649
Less: Accumulated Depreciation , Depletion and Amortization	(452,882)	(475,205)

Net Property and Equipment	857,023	855,444
Other Assets	2,475	2,492
Long-Term Derivative Instruments	1,465	2,212

Total Assets	$896,840	$893,923
LIABILITIES AND EQUITY
Current Liabilities
Accounts Payable	$48,221	$40,712
Current Maturities of Long-Term Debt	1,859	764
Accrued Liabilities	35,733	37,207
Short-Term Derivative Instruments	12,477	25,025

Total Current Liabilities	98,290	103,708
Long-Term Derivative Instruments	13,486	7,227
Senior Secured Line of Credit and Long-Term Debt, Net of Issuance Costs	—	113,785
Term Loans, Net	148,351	—
Senior Notes, Net	654,713	638,161
Other Long-Term Debt	8,615	3,409
Other Deposits and Liabilities	7,396	8,671
Future Abandonment Cost	9,027	8,736

Total Liabilities	$939,878	$883,697

Stockholder Equity
Preferred Stock, $.001 par value per share, 100,000 shares authorized and 3,987 issued and outstanding on September 30, 2017 and December 31, 2016	$1	$1
Common Stock, $.001 par value per share, 100,000,000 shares authorized and 9,935,383 shares issued and outstanding on September 30, 2017 and 9,787,146 shares issued and outstanding on December 31, 2016	10	10
Additional Paid-In Capital	652,055	650,669
Accumulated Deficit	(695,104)	(640,454)

Total Stockholders’ Equity	(43,038)	10,226

Total Liabilities and Owners’ Equity	$896,840	$893,923

REX ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in Thousands, Except per Share Data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
OPERATING REVENUE
Natural Gas, NGL and Condensate Sales	$47,970	$34,034	$147,491	$90,978
Other Operating Revenue	5	5	16	12

TOTAL OPERATING REVENUE	47,975	34,039	147,507	90,990
OPERATING EXPENSES
Production and Lease Operating Expense	30,574	26,333	88,882	76,005
General and Administrative Expense	4,617	5,116	13,444	15,237
Gain (Loss) on Disposal of Assets	252	10	(1,707)	(4,285)
Impairment Expense	11,877	9,563	16,455	45,344
Exploration Expense	94	216	413	1,954
Depreciation, Depletion, Amortization and Accretion	14,617	15,109	45,586	46,371
Other Operating Expense	449	9,899	331	10,930

TOTAL OPERATING EXPENSES	62,480	66,246	163,404	191,556
LOSS FROM OPERATIONS	(14,505)	(32,207)	(15,897)	(100,566)
OTHER EXPENSE (EXPENSE)
Interest Expense	(13,754)	(9,646)	(35,019)	(34,115)
Loss on Derivatives, Net	(18,083)	16,866	684	(8,254)
Other (Expense) Income	(185)	16	(193)	28
Debt Exchange Expense	—	(35)	—	(9,048)
(Loss) Gain on Extinguishment of Debt	(7)	423	(3,029)	24,130

TOTAL OTHER INCOME (EXPENSE)	(32,029)	7,624	(37,557)	(27,259)
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAX	(46,534)	(24,583)	(53,454)	(127,825)
Income Tax Benefit	—	8,106	—	5,785

NET LOSS FROM CONTINUING OPERATIONS	(46,534)	(16,477)	(53,454)	(122,040)
Income From Discontinued Operations, Net of Income Taxes	—	21,892	—	12,719

NET INCOME (LOSS)	(46,534)	5,415	(53,454)	(109,321)
Preferred Stock Dividends	(598)	(613)	(1,794)	(4,441)
Effect of Preferred Stock Conversion	—	—	—	72,316

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(47,132)	$4,802	$(55,248)	$(41,446)

Earnings per common share:
Basic – Net Loss From Continuing Operations Attributable to Rex Energy Common Shareholders	$(4.76)	$(1.89)	$(5.60)	$(7.41)
Basic – Net Income From Discontinued Operations Attributable to Rex Energy Common Shareholders	—	2.41	—	1.74

Basic – Net Income (Loss) Attributable to Rex Energy Common Shareholders	$(4.76)	$0.52	$(5.60)	$(5.67)
Basic – Weighted Average Shares of Common Stock Outstanding	9,906	9,080	9,859	7,310
Diluted – Net Loss From Continuing Operations Attributable to Rex Energy Common Shareholders	$(4.76)	$(1.89)	$(5.60)	$(7.41)
Diluted – Net Income From Discontinued Operations Attributable to Rex Energy Common Shareholders	—	2.41	—	1.74

Diluted – Net Income (Loss) Attributable to Rex Energy Common Shareholders	$(4.76)	$0.52	$(5.60)	$(5.67)
Diluted – Weighted Average Shares of Common Stock Outstanding	9,906	9,080	9,859	7,310

REX ENERGY CORPORATION

CONSOLIDATED OPERATIONAL HIGHLIGHTS

	Three Months Ending September 30,		Nine Months Ending September 30,
	2017	2016	2017	2016
Oil, Natural Gas, NGL and Ethane sales (in thousands):
Natural gas sales	$25,997	$16,871	$86,438	$48,431
Condensate sales	2,574	4,096	8,987	8,998
Natural gas liquids (C3+) sales	13,770	8,211	36,896	22,053
Ethane sales	5,630	4,855	15,170	11,495
Cash-settled derivatives:
Natural gas	1,432	1,200	(1,333)	24,280
Condensate	151	93	297	2,191
Natural gas liquids (C3+)	(2,871)	830	(5,872)	6,040
Ethane	(77)	97	19	241

Total oil, gas, NGL and Ethane sales including cash settled derivatives	$46,606	$36,253	$140,602	$123,729

Production during the period:
Natural gas (Mcf)	10,299,872	10,927,477	30,101,503	33,559,096
Condensate (Bbls)	61,280	105,517	206,206	259,145
Natural gas liquids (C3+) (Bbls)	464,929	498,217	1,326,076	1,495,961
Ethane (Bbls)	547,538	607,340	1,527,117	1,578,480

Total (Mcfe)[1]	16,742,354	18,193,921	48,457,897	53,560,612

Production – average per day:
Natural gas (Mcf)	111,955	118,777	110,262	122,478
Condensate (Bbls)	666	1,147	755	946
Natural gas liquids (C3+) (Bbls)	5,054	5,415	4,857	5,460
Ethane (Bbls)	5,952	6,602	5,594	5,761

Total (Mcfe)[1]	181,982	197,760	177,501	195,480

Average price per unit:
Realized natural gas price per Mcf – as reported	$2.52	$1.54	$2.87	$1.44
Realized impact from cash settled derivatives per Mcf	0.14	0.11	(0.04)	0.73

Net realized price per Mcf	$2.66	$1.65	$2.83	$2.17

Realized condensate price per Bbl – as reported	$42.00	$38.82	$43.58	$34.72
Realized impact from cash settled derivatives per Bbl[2]	2.47	0.88	1.44	8.46

Net realized price per Bbl	$44.47	$39.70	$45.02	$43.18

Realized natural gas liquids (C3+) price per Bbl – as reported	$29.62	$16.48	$27.82	$14.74
Realized impact from cash settled derivatives per Bbl	(6.18)	1.67	(4.42)	4.04

Net realized price per Bbl	$23.44	$18.15	$23.40	$18.78

Realized ethane price per Bbl – as reported	$10.28	$7.99	$9.93	$7.28
Realized impact from cash settled derivatives per Bbl	(0.14)	0.16	0.02	0.16

Net realized price per Bbl	$10.14	$8.15	$9.95	$7.44

LOE/Mcfe	$1.83	$1.45	$1.83	$1.42
Cash G&A/Mcfe	$0.25	$0.23	$0.26	$0.25

[1]	Oil and natural gas liquids are converted at the rate of one barrel of oil equivalent to six Mcfe.
[2]	Includes the effect of derivatives not classified as discontinued operations. When including the effect of Illinois Basin production, derivatives increased prices by $0.87/bbl and $3.85/bbl for the three and nine month periods ended September 30, 2016, respectively.

REX ENERGY CORPORATION

COMMODITY DERIVATIVES – HEDGE POSITION AS OF 11/10/2017

	2017	2018
Oil Derivatives (Bbls)
Swap Contracts
Volume	10,000	95,000
Price	$54.00	$53.93
Collar Contracts
Volume	—	18,000
Ceiling	$—	$60.00
Floor	$—	$53.00
Collar Contracts with Short Puts
Volume	26,000	66,000
Ceiling	$61.35	$61.55
Floor	$49.23	$51.59
Short Put	$39.62	$42.50
Natural Gas Derivatives (Mcf)
Swap Contracts
Volume	1,980,000	15,335,000
Price	$3.31	$3.10
Swaption Contracts
Volume	400,000	—
Price	$3.33	$—
Put Spreads
Volume	—	—
Floor	$—	$—
Short Put	$—	$—
Collar Contracts
Volume	300,000	450,000
Ceiling	$3.65	$3.65
Floor	$2.54	$3.20
Collar Contracts with Short Puts
Volume	3,230,000	10,600,000
Ceiling	$3.85	$3.52
Floor	$2.98	$2.90
Short Put	$2.30	$2.33
Call Contracts
Volume	1,399,140	16,489,900
Ceiling	$4.51	$4.64

Natural Gas Liquids (Bbls)
Swap Contracts
Propane (C3)
Volume	162,000	715,500
Price	$23.30	$26.72
Butane (C4)
Volume	40,000	220,000
Price	$28.54	$33.66
Isobutane (IC4)
Volume	20,000	102,000
Price	$29.19	$33.61
Natural Gasoline (C5+)
Volume	44,000	231,072
Price	$49.33	$49.74
Ethane
Volume	150,000	1,150,000
Price	$10.58	$12.95
Natural Gas Basis (Mcf)
Swap Contracts
Dominion Appalachia
Volume	2,440,000	18,980,000
Price	$(0.79)	$(0.81)
Texas Gas Zone 1
Volume	6,120,000	14,600,000
Price	$(0.13)	$(0.13)
NYMEX Heating Oil (Gal)
Swap Contracts
Volume	—	—
Price	$—	$—

APPENDIX

REX ENERGY CORPORATION

NON-GAAP MEASURES

EBITDAX

“EBITDAX” means, for any period, the sum of net income for such period plus the following expenses, charges or income to the extent deducted from or added to net income in such period: interest, income taxes, DD&A, unrealized losses from financial derivatives, non-recurring gains and losses, exploration expenses and other similar non-cash charges, minus all non-cash income, including but not limited to, income from unrealized financial derivatives and gains on asset dispositions, added to net income. EBITDAX, as defined above, is used as a financial measure by our management team and by other users of its financial statements, such as our commercial bank lenders to analyze such things as:

•	Our operating performance and return on capital in comparison to those of other companies in our industry, without regard to financial or capital structure;

•	The financial performance of our assets and valuation of the entity without regard to financing methods, capital structure or historical cost basis;

•	Our ability to generate cash sufficient to pay interest costs, support our indebtedness and make cash distributions to our stockholders; and

•	The viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDAX is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) (the most directly comparable GAAP financial measure) in measuring our performance, nor should it be used as an exclusive measure of cash flows, because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions, and other sources and uses of cash, which are disclosed in our consolidated statements of cash flows.

We have reported EBITDAX because it is a financial measure used by our existing commercial lenders, and because this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance and ability to incur and service debt. You should carefully consider the specific items included in our computations of EBITDAX. While we have disclosed EBITDAX to permit a more complete comparative analysis of our operating performance and debt servicing ability relative to other companies, you are cautioned that EBITDAX as reported by us may not be comparable in all instances to EBITDAX as reported by other companies. EBITDAX amounts may not be fully available for management’s discretionary use, due to requirements to conserve funds for capital expenditures, debt service and other commitments.

We believe that EBITDAX assists our lenders and investors in comparing our performance on a consistent basis without regard to certain expenses, which can vary significantly depending upon accounting methods. Because we may borrow money to finance our operations, interest expense is a necessary element of our costs. In addition, because we use capital assets, DD&A are also necessary elements of our costs. Finally, we are required to pay federal and state taxes, which are necessary elements of our costs. Therefore, any measures that exclude these elements have material limitations.

To compensate for these limitations, we believe it is important to consider both net income determined under GAAP and EBITDAX to evaluate our performance.

For purposes of consistency with current calculations, we have revised certain amounts relating to prior period EBITDAX. The following table presents a reconciliation of our net income to EBITDAX for each of the periods presented.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net Loss From Continuing Operations	$(46,534)	$(16,477)	$(53,454)	$(122,040)
Add Back Non-Recurring Costs (Income)[1]	765	8,306	4,224	(6,388)
Add Back Depletion, Depreciation, Amortization and Accretion	14,617	15,109	45,586	46,371
Add Back Non-Cash Compensation Expense	395	990	966	2,006
Add Back Interest Expense	13,754	9,646	35,019	34,115
Add Back Impairment Expense	11,877	9,563	16,455	45,344
Add Back Exploration Expenses	94	216	413	1,954
Add Back (Less) Loss (Gain) on Disposal of Assets	252	10	(1,707)	(4,285)
Add Back (Less) Loss (Gain) on Financial Derivatives	18,083	(16,866)	(684)	8,254
Add Back (Less) Cash Settlement of Derivatives	(1,365)	2,145	(6,889)	32,485
Less Income Tax Benefit	—	(8,106)	—	(5,785)

EBITDAX From Continuing Operations	$11,938	$4,536	$39,929	$32,031
Net Income From Discontinued Operations	$—	$21,892	$—	$12,719
Add Back Depletion, Depreciation, Amortization and Accretion	—	18	—	5,100
Add Back Non-Cash Compensation Expense	—	(366)	—	(107)
Add Back Interest Expense	—	1	—	4
Add Back Impairment Expense	—	—	—	3,543
Add Back Exploration Expense	—	—	—	143
Less Gain on Disposal of Assets	—	(30,491)	—	(30,535)
Add Back Income Tax Expense	—	8,354	—	7,852

Add EBITDAX From Discontinued Operations	$—	$(592)	$—	$(1,281)

EBITDAX (Non-GAAP)	$11,938	$3,944	$39,929	$30,750

[1]	For the three months ended September 30, 2017, includes a net $0.2 million of advisory services related to an engineering study and $0.5 million in non-recurring legal and insurance costs. For the nine months ended September 30, 2017, includes a net $0.6 million of advisory services related to our joint venture drilling programs and an engineering study, $0.5 million in non-recurring legal and insurance costs and $3.0 million in loss on the extinguishment of debt. For the three months ended September 30, 2016, includes approximately $8.3 million in expense related to a firm transportation contract. For the nine months ended September 30, 2016, includes approximately $24.1 million in gain on extinguishment of debt, net of $8.3 million in expense related to firm transportation contract and $9.0 million in debt exchange expenses.

Adjusted Net Loss

“Adjusted Net Loss” means, for any period, the sum of net income (loss) from continuing operations before income taxes for the period plus the following expenses, charges or income, in each case, to the extent deducted from or added to net income in the period: unrealized losses from financial derivatives, non-cash compensation expense, dry hole expenses, disposals of assets, impairment and other one-time or non-recurring charges, minus all gains from unrealized financial derivatives, disposal of assets and deferred income tax benefits, added to net income. Adjusted Net Loss is used as a financial measure by Rex Energy’s management team and by other users of its financial statements, to analyze its financial performance without regard to non-cash deferred taxes and non-cash unrealized losses or gains from oil and gas derivatives. Adjusted Net Loss is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) in measuring the company’s performance.

Rex Energy reports Adjusted Net Loss because it believes that this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance. You should carefully consider the specific items included in the company’s computation of this measure. You are cautioned that Adjusted Net Income as reported by Rex Energy may not be comparable in all instances to that reported by other companies.

To compensate for these limitations, the company believes it is important to consider both net income determined under GAAP and Adjusted Net Income.

The following table presents a reconciliation of Rex Energy’s net income from continuing operations to its adjusted net loss for each of the periods presented ($ in thousands):

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Loss From Continuing Operations Before Income Taxes, as reported	$(46,534)	$(24,583)	$(53,454)	$(127,825)
(Gain) Loss on Derivatives, Net	18,083	(16,866)	(684)	8,254
Cash Settlement of Derivatives	(1,365)	2,145	(6,889)	32,485

Add Back (Gain) Loss from Financial Derivatives	16,718	(14,721)	(7,573)	40,739

Add Back Non-Recurring Costs[1]	765	8,306	4,224	(6,388)
Add Back Impairment Expense	11,877	9,563	16,455	45,344
Add Back Dry Hole Expense	—	2	13	848
Add Back Non-Cash Compensation Expense	395	990	966	2,006
Less Gain on Disposal of Assets	252	10	(1,707)	(4,285)

Loss From Continuing Operations Before Income Taxes, adjusted	$(16,527)	$(20,433)	$(41,076)	$(49,561)
Less Income Tax Benefit, adjusted[2]	6,611	8,173	16,430	19,824

Adjusted Net Loss From Continuing Operations	$(9,916)	$(12,260)	$(24,646)	$(29,737)

Basic – Adjusted Net Loss Per Share	$(1.00)	$(1.35)	$(2.50)	$(4.07)

Basic – Weighted Average Shares of Common Stock Outstanding	9,906	9,080	9,859	7,310

[1]	For the three months ended September 30, 2017, includes a net $0.2 million of advisory services related to an engineering study and $0.5 million in non-recurring legal and insurance costs. For the nine months ended September 30, 2017, includes a net $0.6 million of advisory services related to our joint venture drilling programs and an engineering study, $0.5 million in non-recurring legal and insurance costs and $3.0 million in loss on the extinguishment of debt. For the three months ended September 30, 2016, includes approximately $8.3 million in expense related to a firm transportation contract. For the nine months ended September 30, 2016, includes approximately $24.1 million in gain on extinguishment of debt, net of $8.3 million in expense related to firm transportation contract and $9.0 million in debt exchange expenses.
[2]	Assumes an effective tax rate of 40%

Cash General and Administrative Expenses

Cash General and Administrative Expenses (Cash G&A) is the difference between GAAP G&A and non-Cash G&A, which is primarily comprised of non-cash compensation expense. Rex Energy has reported Cash G&A because it believes that this measure is commonly reported and widely used by management and investors as an indicator of overhead efficiency without regard to non-cash expenditures, such as stock compensation. Cash G&A is not a calculation based on GAAP financial measures and should not be considered as an alternative to GAAP G&A in measuring the company’s performance. You should carefully consider the specific items included in the company’s computation of this measure. You are cautioned that Cash G&A as reported by Rex Energy may not be comparable in all instances to that reported by other companies.

To compensate for these limitations, the company believes it is important to consider both Cash G&A and GAAP G&A. The following table presents a reconciliation of Rex Energy’s GAAP G&A to its Cash G&A for each of the periods presented (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
GAAP G&A	$4,617	$5,116	$13,444	$15,237
Non-Cash Compensation Expense	395	990	966	2,006

Cash G&A	$4,222	$4,126	$12,478	$13,231